First National Community Bancorp, Inc. Announces
Second Quarter 2010 Results

DUNMORE, Pa. (DATE XX, 2010)—First National Community Bancorp, Inc., (OTC Bulletin Board: FNCB), the parent company of Dunmore-based First National Community Bank, today announced a second quarter 2010 net loss of $1.75 million, or ($0.11) per diluted share, compared to a net loss of $2.22 million, or ($0.14) per diluted share, for the second quarter of 2009. For the six months ended June 30, 2010 net income was $209,000, or $0.01 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share, for the comparable period of 2009.

Performance Summary – June 30, 2010

•	Net interest income after provision for credit loss of $3.86 million, an increase of 32% compared to the prior year quarter

•	Net interest margin for quarter of 3.42%, a 23 basis point decline from the prior year period

•	Cost of funds decreased to 1.72%, down 46 basis points from second quarter 2009

•	Provision for loan losses of $4.96 million, a decrease of $2.29 million or 32% compared to 2009

“We remain focused on working through the credit quality issues that have impacted the Bank’s earnings over the past four quarters, as well as taking the necessary steps to maintain our solid capital ratios which continue to exceed the regulatory requirements for a ‘well-capitalized’ institution,” said Interim President and Chief Executive Officer Jerry A. Champi. “Also, we are moving to strengthen our management team with experienced banking professionals from inside and outside our institution, as well as improving the systems, departments and procedures necessary to meet the ever-changing needs of our customers and remain a strong competitor in the evolving financial services marketplace.”

Total interest income for the second quarter and six months of 2010 was $14.4 million and $29.7 million, compared to $16.3 million and $33.2 million for the comparable periods in 2009. The lower interest income reflects reduced loan balances in 2010, as well as lower yields on interest-earning assets.

Total interest expense for second quarter 2010 was $5.6 million, down 8.6% compared to the prior year quarter, and reflective of a 46 basis point decline in the Bank’s cost of funds. For the six months ended June 30, 2010, total interest expense was $11.7 million, down 5.2% from the comparable period in 2009.

Net interest margin for the second quarter was 3.42%, a 23 basis point decline  compared to the prior year quarter, and a 17 basis point improvement compared to the linked first quarter of 2010. The margin decline from the prior year quarter reflects lower loan and securities balances, as well as a 53 basis point decline in the yield on interest earning assets. The margin improvement from first quarter 2010 reflects the lower market interest rate environment and the Bank’s disciplined deposit pricing strategy.

Total other income was a loss of $96,000 for second quarter 2010, compared to income of $1.7 million for second quarter 2009. Second quarter 2010 other income reflects a loss on asset sales of $710,000, and other-than-temporary impairment loss on securities of $688,000. Year-to-date, total other income was $1.8 million for 2010 and included a $760,000 gain on asset sales, as well as a $1.6 million net impairment loss. Total other income for the first six months of 2009 was $4.1 million, and included $1.8 million in gains on asset sales.

Second quarter other expenses were $7.4 million, an increase of 1.4%, or $106,000, compared to the prior year quarter. The increase primarily reflected higher salary and benefit expense, increased OREO expense, and an increase in other expenses. These increases were offset by reduced FDIC insurance expense and a credit for off balance sheet reserves.

For the first six months of 2010, other expenses were $13.8 million, a decrease of 1%, or $0.2 million, compared to $14.0 million for the same period in 2009. The decrease in total other expenses for 2010 primarily reflects a credit provision for off-balance sheet commitments and a lower FDIC insurance assessment, offset somewhat by higher other operating expenses and increased OREO costs. During 2009, the FDIC imposed a one-time special assessment on all financial institutions to replenish the deposit insurance reserve. The Bank’s FDIC insurance expense for second quarter 2009 included $603,000 related to this assessment.

FNCB had total assets of $1.3 billion and net loans of $870 million on June 30, 2010.
The Bank originated 1,114 new loans during the second quarter of 2010 for a total of $35.8 million. Also during the second quarter 1,695 new deposit accounts were opened with funds totaling $29.9 million.
Total deposits on June 30, 2010 were $1.02 billion, an increase of $26.8 million, or 2.7%, compared with total deposits of $990 million on June 30, 2009.

Asset Quality

The provision for credit losses for second quarter 2010 was $5.0 million, a decrease of $2.3 million, or 32%, compared to the provision of $7.3 million for second quarter 2009. The 2010 year-to-date provision for credit losses of $7.8 million was down 20% in comparison to the 2009 provision of $9.7 million. At June 30, 2010 the Bank’s allowance for loan losses was $20.6 million, or 49.6% of nonaccrual loans and 2.3% of total loans. At March 31, 2010 and December 31, 2009, the Bank’s allowance for loan losses was $23.3 million, or 58.7% and $22.5 million, or 62.5% of nonaccrual loans, respectively.  The Bank’s non-performing loans to total loans ratio was 4.6% at June 30, 2010, in line with the average for other financial institutions of comparable size.  The non-performing loans to total loans ratio at March 31, 2010 and December 31, 2009 was 4.2% and 3.9%, respectively.

“Asset quality issues, related to the prolonged economic downturn, continue to impact our loan loss provision and, in turn, our bottom line results,” Mr. Champi said. “Our staff is working diligently to mitigate these issues and return the Bank to a solidly profitable institution which can drive positive results and solid shareholder returns. The Bank’s OREO remained relatively stable at June 30 with new property acquisitions offset by property sales, and market value adjustments to previously acquired properties. We continue to market other real estate owned through a variety of channels. However if real estate values continue to decline additional losses could be realized on non-performing assets. We continue to closely monitor our loan portfolio and we are aggressively moving to mitigate problem situations as they arise.”

Capital

A strong capital base is essential to the Company’s growth and return to profitability, and remains a management priority. At June 30, 2010, both the Bank and the holding company continued to meet the current regulatory requirements for a “well-capitalized” financial institution. FNCB’s total capital on June 30, 2010 was $124.5 million, and the Bank’s risk-based capital ratios were: total risk-based capital of 12.62%, Tier 1 risk-based capital of 11.36%, and Tier 1 leverage ratio of 9.69%.

At the May 2010 Annual Meeting, FNCB shareholders approved an amendment to the Articles of Incorporation authorizing the Company to issue up to 20 million shares of preferred stock. The issuance of preferred shares will only be considered in conjunction with the best interests of the company and its shareholders. FNCB has no immediate plans to issue any shares under this program, however the Company now has the flexibility to respond to favorable capital market conditions should it decide to move forward with an offering.

During the annual meeting, Interim President and Chief Executive Officer, Jerry A. Champi, disclosed that the Board and management team have had extensive conversations with the Bank’s regulator – the Office of the Comptroller of the Currency (“OCC”) – and that a regulatory enforcement action is expected. The
Board and management team remain in contact with the OCC and have been moving aggressively to address issues raised in these conversations.

For more information about FNCB, visit www.fncb.com.

About FNCB
First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

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MEDIA CONTACT:

Judy LaCouture
AVP/Director of Marketing
First National Community Bank
(570) 340-6144
jlacoutu@fncb.com